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                                                                   EXHIBIT 23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 23, 2007 and March 27, 2007, relating to the financial statements and financial highlights which appear in the December 31, 2006 and January 31, 2007 Annual Reports to Shareholders of SunAmerica Series Trust, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Disclosure of Portfolio Holdings Policies and Procedures", and "Independent Registered Public Accounting Firm and Legal Counsel" in such Registration Statement.


PricewaterhouseCoopers LLP

Houston, Texas
April 12, 2007